CUSIP No. 84833T103	13G	Page 1 2 of 12 Pages

EXHIBIT 2

POWER OF ATTORNEY

21 November 2017

Authorized signatures for Lundbeckfonden and Lundbeckfond Invest A/S

Signatures & Power of Attorney

The following persons are hereby authorized to sign - two in conjunction - for Lundbeckfonden (CVR no. 11814913) and Lundbeckfond Invest A/S (CVR no. 21855545) in all matters regarding our financial transactions in the ordinary course of business, including investments and other transactions in relation to Lundbeckfonden Ventures and/or Lundbeckfonden Emerge:

(1+2) or (1+3) or (1+4) as well as

(2+3) or (2+4) as well as

(3+4, save for transactions in relation to Lundbeckfonden Ventures and/or Lundbeckfonden Emerge),

1. Board of Trustees: (A-mandate):

Jurgen Huno Rasmussen, Chairman	: /s/ Jurgen Huno Rasmussen

Steffen Kragh, Deputy Chairman	: /s/ Steffen Kragh

2. Management: (A-mandate):

Lene Skole, Chief Executive Officer	: /s/ Lene Skole

3. Other Management: (C-mandate):

Mette Kirstine Agger, Managing Partner	: /s/ Mette Kirstine Agger

Soren Christiansen, Vice President Finance	: /s/ Soren Christiansen

Christian E. Elling, Managing Partner	: /s/ Christian E. Elling

Bertil From, Chief Financial Officer	: /s/ Bertil From

4. Signatures together with the other management, management or Board of Trustees (B-mandate):

Susanne Bjarnov Bernth, Senior Investment Controller	: /s/ Susanne Bjarnov Bernth

Dorthe Mathiasen, Accountant	: /s/ Dorthe Mathiasen

Britt Wilder, Executive Secretary	: /s/ Britt Wilder

This Power of Attorney replaces the Power of Attorney dated February 2017 and is valid until it is withdrawn in writing.

On behalf of Lundbeckfonden / Lundbeckfond Invest A/S

/s/ Jørgen Huno Rasmussen	/s/ Steffen Kragh
Jørgen Huno Rasmussen	Steffen Kragh
Chairman of the Board of	Deputy Chairman
Lundbeckfonden &	Lundbeckfonden &
Lundbeckfond Invest A/S	Lundbeckfond Invest A/S